Exhibit 99.1

Contact:

Investors and Media

Eugenia Shen

BioMarin Pharmaceutical Inc.

(415) 506-6570

For Immediate Release:

BioMarin Announces Third Quarter 2006 Financial Results

Robust Naglazyme Launch Drives Better Bottom-Line Results

Conference Call and Webcast to Be Held Today at 5:00 p.m. ET (23:00 CET)

Novato, Calif., November 1, 2006 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced results for its third quarter ended September 30, 2006. The net loss was $7.0 million ($0.08 per share) for the third quarter of 2006, compared to $15.5 million ($0.21 per share) for the third quarter of 2005. The third quarter results include $3.3 million in expenses ($0.04 per share) incurred in connection with the partial conversion of convertible notes due 2008 into shares of common stock. The net loss was $18.1 million ($0.22 per share) for the nine months ended September 30, 2006, compared to $59.3 million ($0.88 per share) for the nine months ended September 30, 2005, representing a reduction of $41.2 million, or approximately 69 percent.

Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin commented, “The launch of Naglazyme in the U.S., Europe and some international markets continues to exceed our expectations. Consequently, we expect 2006 net product sales of Naglazyme to be slightly higher and our net loss for 2006 to be lower than we had previously projected.”

Mr. Bienaimé continued, “Our recent discussions with the FDA related to Phenoptin development in PKU indicate that we remain on track for a potential U.S. approval of Phenoptin in late 2007, assuming a favorable review of the NDA and assuming that we receive priority review. The FDA indicated that we have enough clinical data to file the NDA as planned. Although not required by the FDA, we have decided to include data from the diet study, which could support a younger age range on the label at launch. As such, we have adjusted our projected Phenoptin NDA filing date from late Q107 to Q207. With regard to our cardiovascular program, 116 patients were quickly enrolled in the CONTROL study of 6R-BH4 in poorly controlled hypertension, well beyond our initial target of 80, and we expect to announce results from the study in the first quarter of 2007. We are also on track to initiate a study of 6R-BH4 in peripheral arterial disease by the end of the year.”

Product Sales

Net sales of Naglazyme® (galsulfase), an enzyme replacement therapy for mucopolysaccharidosis VI (MPS VI), were $12.9 million for the third quarter of 2006, compared to $10.3 million for the second quarter of 2006, representing a sequential increase of approximately 25 percent. Naglazyme net sales were $30.2 million for the nine months ended September 30, 2006. Naglazyme was approved by the U.S. Food and Drug Administration (FDA) in late May 2005, and by the European Commission in late January 2006. Naglazyme net sales for the three and nine months ended September 30, 2005 were $2.3 million and $2.4 million, respectively. BioMarin is commercializing Naglazyme in the United States, Europe, Latin America, and through distributors in other international markets.

Net sales of Aldurazyme® (laronidase), an enzyme replacement therapy for mucopolysaccharidosis I, (MPS I) by BioMarin/Genzyme LLC increased by approximately 24 percent to $25.0 million for the third quarter of 2006, compared to $20.1 million in the third quarter of 2005. Net sales for the nine months ended September 30, 2006 increased by approximately 27 percent to $69.9 million, compared to $55.2 million for the nine months ended September 30, 2005. BioMarin’s share of the profit of BioMarin/Genzyme LLC was $5.1 million for the third quarter of 2006, compared to a profit of $3.4 million for the third quarter of 2005. BioMarin’s share of the profit from BioMarin/Genzyme LLC for the nine months ended September 30, 2006 was $13.6 million, compared to $8.8 million for the nine months ended September 30, 2005.

Royalty and License Revenues

Royalty and license revenues for the third quarter and nine months of 2006 were $5.4 million and $15.0 million, respectively, and include royalties on net product sales of the Orapred product line, including Orapred® (prednisolone sodium phosphate oral solution) and Orapred ODT™ (prednisolone sodium phosphate orally disintegrating tablets). BioMarin will also receive an additional milestone payment of $4.0 million on the first anniversary of FDA approval of Orapred ODT in June 2007.

As of September 30, 2006 BioMarin had cash, cash equivalents and short-term investments totaling $293.9 million.

Financial Guidance

2006 Projected Net Product Sales

BioMarin has updated its net sales guidance for Naglazyme for the fiscal year ending December 31, 2006. BioMarin estimates 2006 net sales of Naglazyme to be in the range of $43 million to $45 million, compared to the previously estimated range of $40 million to $44 million.

BioMarin reconfirms estimated sales of Aldurazyme through the joint venture for 2006 to be in a range of $90 million to $100 million.

2006 Projected Net Loss

BioMarin has updated its estimated GAAP net loss for the fiscal year ending December 31, 2006 from a range of $33 million to $37 million to a range of $28 million to $32 million, which includes $8.4 million of expenses related to the 2004 acquisition of Orapred and approximately $9.0 million of stock compensation expense.

Recent Events and Third Quarter 2006 Highlights

-	On September 25, BioMarin announced the completion of an exchange of a portion of its 3.5% convertible subordinated notes due 2008 for common stock. The remaining value of the notes outstanding is $51.4 million.

-	On September 20, BioMarin announced that it completed enrollment of the Phase 2 clinical study of 6R-BH4 for the treatment of poorly controlled hypertension (also known as the CONTROL study). The company remains on track to announce data from this study in the first quarter of 2007.

-	On September 12, BioMarin and Serono announced data from clinical studies of Phenoptin™ (sapropterin dihydrochloride), an investigational oral small-molecule therapeutic for the treatment of phenylketonuria (PKU), that were presented at the 56th Annual Meeting of the American Society of Human Genetics in New Orleans, Louisiana, held October 9 to 13, 2006.

BioMarin will host a conference call and webcast to discuss third quarter financial results today, Wednesday, November 1, at 5:00 p.m. ET (23:00 CET). This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: November 1, 2006

Time: 5:00 p.m. ET (23:00 CET)

U.S. & Canada Toll-free Dial in #: 800.299.7089

International Dial in #: 617.801.9714

Participant Code: 17913042

Replay Toll-free Dial in #: 888.286.8010

Replay International Dial in #: 617.801.6888

Replay Code: 74682255

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of two approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, and Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation. Investigational product candidates include Phenoptin™ (sapropterin dihydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU), and 6R-BH4 for cardiovascular indications, which is currently in Phase 2 clinical development for the treatment of poorly controlled hypertension. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the sales expectations of BioMarin’s product Naglazyme and BioMarin/Genzyme LLC’s product Aldurazyme; Alliant Pharmaceuticals’ commercialization of Orapred ODT; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of Phenoptin and 6R-BH4 for other indications; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Phenoptin, and 6R-BH4 for other indications; and actions by regulatory authorities, including actions related to Naglazyme, Phenoptin, and 6R-BH4 for other indications. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in continuing commercialization of Naglazyme; our joint venture partner’s success in continuing the commercialization of Aldurazyme; Alliant Pharmaceuticals’ success in commercializing Orapred ODT; results and timing of current and planned preclinical studies and clinical trials; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme and Orapred ODT; actual sales of Aldurazyme, Naglazyme and Orapred ODT; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2005 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

Naglazyme® is a registered trademark of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

Net Product Sales of BioMarin Pharmaceutical Inc. and BioMarin/Genzyme LLC

For the Three and Nine Months Ended September 30, 2005 and 2006

(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Aldurazyme (as reported by BioMarin/Genzyme LLC) (1)	$20.1	$25.0	$55.2	$69.9
Naglazyme	2.3	12.9	2.4	30.2
Orapred	0.2	1.8	6.5	3.1

(1)	The Company recognizes its 50% share of the net income of BioMarin/Genzyme LLC as Equity in the income of BioMarin/Genzyme LLC in the Company’s consolidated statements of operations.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended, September 30, 2005 and 2006

(In thousands, except for per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Revenues:
Net product sales	$2,456	$14,660	$8,881	$33,297
Collaborative agreement revenues	5,123	4,908	7,313	13,857
Royalty and license revenues	—	5,359	—	15,036

Total revenues	7,579	24,927	16,194	62,190

Operating expenses:
Cost of sales (excludes amortization of developed product technology)	164	2,612	1,301	5,124
Research and development	13,894	18,105	43,708	46,163
Selling, general and administrative	9,797	12,292	30,480	35,059
Amortization of acquired intangible assets	286	1,093	858	2,558

Total operating expenses	24,141	34,102	76,347	88,904

Equity in the income of BioMarin/Genzyme LLC	3,388	5,059	8,766	13,604

Loss from operations	(13,174)	(4,116)	(51,387)	(13,110)
Interest income	561	4,003	1,177	8,738
Interest expense	(2,863)	(3,608)	(9,064)	(10,455)
Debt conversion expense	—	(3,315)	—	(3,315)

Net loss	$(15,476)	$(7,036)	$(59,274)	$(18,142)

Net loss per share, basic and diluted	$(0.21)	$(0.08)	$(0.88)	$(0.22)

Weighted average common shares outstanding, basic and diluted	71,996	86,269	67,047	82,232

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	December 31, 2005 (1)	September 30, 2006
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,092	$191,782
Short-term investments	9,700	102,118
Accounts receivable, net	5,860	13,000
Advances to BioMarin/Genzyme LLC	1,071	1,561
Inventory	10,898	25,762
Other current assets	3,320	5,143

Total current assets	68,941	339,366
Cash balances related to long-term debt	17,049	—
Investment in BioMarin/Genzyme LLC	31,983	33,587
Property, plant and equipment, net	37,321	52,469
Acquired intangible assets, net	15,306	12,748
Goodwill	21,262	21,262
Other assets	3,441	7,640

Total assets	$195,303	$467,072

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$20,934	$29,200
Current portion of acquisition obligation, net of discount	7,477	6,787
Current portion of deferred revenue	8,096	7,242
Current portion of equipment and facility loans	3,860	—

Total current liabilities	40,367	43,229
Convertible debt	125,000	223,940
Long-term portion of acquisition obligation, net of discount	70,873	69,144
Deferred revenue, net of current portion	11,825	6,796
Equipment and facility loan, net of current portion	17,049	—
Other long-term liabilities	7,651	1,846

Total liabilities	272,765	344,955

Stockholders’ equity (deficit):
Common stock, $0.001 par value: 150,000,000 shares authorized; 74,301,610 and 91,291,305 shares issued and outstanding at December 31, 2005 and September 30, 2006, respectively	75	91
Additional paid-in capital	485,570	703,283
Accumulated other comprehensive loss	(16)	(24)
Accumulated deficit	(563,091)	(581,233)

Total stockholders’ equity (deficit)	(77,462)	122,117

Total liabilities and stockholders’ equity (deficit)	$195,303	$467,072

(1)	December 31, 2005 balances were derived from the audited consolidated financial statements.